EXHIBIT 3.1
Execution Copy
AMENDMENT NO. 1 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC
          This AMENDMENT NO. 1, dated as of April 16, 2007 (this “Amendment”), to the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of November 30, 2006 (as in effect from time to time, the “LLC Agreement”), by and among GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, and GM Preferred Finance Co. Holdings Inc., a Delaware corporation, as members of GMAC LLC, a Delaware limited liability company (“GMAC”), and each other person who at any time becomes a member of GMAC in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM, in their capacity as the Joint Majority Holders. Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement.
          WHEREAS, GM Holdco and FIM constitute the Joint Majority Holders and all of the parties to the LLC Agreement that are required, pursuant to Sections 7.10(a)(viii) and 14.1 thereof, to amend certain of the terms of the LLC Agreement as set forth in this Amendment;
          NOW, THEREFORE, the parties hereto agree as follows:
          1. Amendment. The LLC Agreement is amended as follows:
          (a) Recital G of the LLC Agreement is hereby amended by replacing it with the following:
“The Company has agreed to allot and issue to Management Company up to 5,820 Class C Membership Interests of the Company, to be issued in one or more series from time to time.”
          (b) Section 4.5(a)(i)(C) of the LLC Agreement is hereby amended by deleting “thirteen” and replacing it with “twelve.”
          (c) Section 5.1(a) of the LLC Agreement is hereby amended by replacing it with the following:
“Subject to the Act, except as set forth in Section 5.2, and subject to the right of the Board of Managers to suspend the payment of the Preferred Accrued Distribution Amount with respect to any one or more Fiscal Quarters with the consent of the Joint Majority Holders, Distributions of the Preferred Accrued Distribution Amount with respect to the immediately preceding Fiscal Quarter shall be made in cash, except as otherwise may be permitted pursuant to Section 5.5, to the Preferred Holders no later than the tenth Business Day following (i) with respect to the first three Fiscal Quarters in each Fiscal Year, the delivery of the financial statements required to be delivered by the Company pursuant to

Section 4.5(a)(iii) with respect to such Fiscal Quarter, and (ii) with respect to the fourth Fiscal Quarter in each Fiscal Year, the delivery of the financial statements required to be delivered by the Company pursuant to Section 4.5(a)(v) with respect to such Fiscal Year, in each case, ratably among such Preferred Holders in proportion to the aggregate Preferred Accrued Distribution Amount with respect to the Preferred Membership Interests then held by each such Preferred Holder either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution; provided that the Board of Managers may reduce any such Distribution to the extent required to avoid a reduction of the equity capital of the Company below the Required Capital Amount, as determined in good faith by the Board of Managers. The Company shall use its commercially reasonable efforts to give written notice to each Preferred Holder at least three Business Days prior to any Distribution pursuant to this Section 5.1(a). Notwithstanding the other provisions of this Agreement, in the event that the Company fails to make the full amount of Distributions of the Preferred Accrued Distribution Amount pursuant to this Section 5.1(a) with respect to any Fiscal Quarter, then the Company shall not make any Distributions pursuant to (1) Section 5.1(b) or Section 5.1(c) with respect to Financial Book Income earned in such Fiscal Quarter and (2) Section 5.3, in each case, until such time as the Company has made a full Distribution of the Preferred Accrued Distribution Amount pursuant to this Section 5.1(a) with respect to a subsequent Fiscal Quarter.”
          (d) Section 14.5 of the LLC Agreement is hereby amended by replacing it with the following:
Assignment. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted assigns. No rights, interests or obligations of any Member herein may be assigned without the prior written consent of the Joint Majority Holders except for Transfers in compliance with the terms of Article IX. No assignment of this Agreement or any rights hereunder shall be made without the assignee, as a condition of such assignment, assuming in writing its assignor’s obligations under this Agreement, to the extent applicable to such assignment. Notwithstanding anything to the contrary contained in this Agreement, each Member may contingently assign, or grant a security interest in, its Membership Interests and other interests and rights under this Agreement (including the pledge of its Membership Interests) for the benefit of its creditors; provided, however, that a foreclosure of a contingent assignment of Membership Interests for the benefit of creditors shall be deemed a Transfer, which Transfer may only be made in compliance with the terms of Article IX (including the right of first offer and co-sale rights set forth in Section 9.2 thereof), and, upon such Transfer, the assignee thereof shall assume in writing its assignor’s obligations under this Agreement.
          2. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions,

covenants, obligations or agreements contained in the LLC Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.
          3. Counterparts. This Amendment may be executed in any number of counterparts, which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.
          4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
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[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC
          IN WITNESS WHEREOF, the undersigned have executed this Amendment dated as of the date first written above.

THE JOINT MAJORITY HOLDERS:

FIM HOLDINGS LLC

By:	/s/ Seth P. Plattus

Name:	Seth P. Plattue
Title:	Managing Director

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Teresa Hilado

Name:	Teresa Hilado
Title:	Vice President